EXHIBIT 99
News
For Immediate Release November 14, 2006	Contact:
Rick B. Honey (212) 878-1831

PAUL R. SAUERACKER TO RETIRE AS CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF MINERALS TECHNOLOGIES IN 2007
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Joseph C. Muscari, Executive Vice President & Chief Financial Officer of Alcoa Inc., Named to Succeed Mr. Saueracker
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NEW YORK, November 14—Minerals Technologies Inc. (NYSE: MTX) announced today that Paul R. Saueracker, chairman, president, and chief executive officer, will retire from the company, as planned, in 2007. Joseph C. Muscari, a member of the Board of Directors of Minerals Technologies Inc. since 2005, has been named to succeed Mr. Saueracker effective March 1, 2007. Mr. Muscari, currently executive vice president and chief financial officer of Alcoa Inc., will become chairman, president and chief executive officer of Minerals Technologies.

      "With his diverse operating experience, particularly in Asia and Latin America, Mr. Muscari is exceptionally well qualified to lead MTI's global growth strategy," said Mr. Saueracker.

      Mr. Saueracker joined the company in 1971 as a sales representative in Los Angeles. In 1973, he moved to New York to become a Market Research analyst and over the years assumed positions of increasing responsibility including manager of Market Research and director of Sales and Marketing. In 1989, he became vice president, Sales and Marketing, Minerals. He was named president and CEO of Specialty Minerals Inc. in 1994 and a senior vice president of Minerals Technologies Inc. in 1999. In August of 2000, he was elected president of the company and a member of the Board of Directors. In January 2001, he was elected chief executive officer, and in October of 2001 he became chairman of the Board.

      Joseph C. Muscari is chief financial officer for Alcoa, accountable for the company's Treasury, Controllership, Pension, Investor Relations, Tax, Audit, and Financial Planning & Analysis activities as well as the Global Business Service group, which provides IT, purchasing and Business Support Services globally. Before becoming CFO in January 2006, his most recent assignment was head of Alcoa's Rigid Packaging, Foil and Asia group, a position he assumed in 2004. He also had responsibility for Alcoa's operations and growth strategy in Asia and Latin America, a role he assumed in 2001. He has been an executive vice president of Alcoa since 2002. Mr. Muscari is a member of the Executive Council, the Alcoa senior leadership group that sets strategic direction.

      Joe Muscari began his Alcoa career in 1969 as an industrial engineer. During that time, he also held an assignment in the Corporate Secretary's Office in Pittsburgh. In 1979, he began a series of management positions first as controller of the Forging Division in Cleveland, then for the Engineered Products Group. Mr. Muscari next became general manager of the Powder and Pigments Division in Pittsburgh. In 1986, he was named director of Alcoa's IT group and eventually added responsibility as quality director for the Finance group. In 1989, he was promoted to group vice president, The Stolle Corporation, a diversified Alcoa business group located in Ohio.

      In 1992, Mr. Muscari moved to Japan as president of Alcoa Asia accountable for operations and business development as well as sales and marketing services for the Asian region. He established Alcoa's first major operation in China and developed the company's long-term strategy there. He returned to Pittsburgh in 1997 as vice president of Audit, and, subsequently, was elected vice president, Environment, Health & Safety, Audit and Compliance, a new position. In 2001, he once again took on a newly created business as group president Asia and Latin America, in charge of operations and growth projects in the two regions.

      Mr. Muscari graduated cum laude in 1968 with a degree in industrial engineering from the New Jersey Institute of Technology and earned an M.B.A. degree from the University of Pittsburgh in 1969. In 1994, he received an honorary Doctor of Law degree from Salem-Teikyo University. Mr. Muscari is also a board member of CHALCO, the Aluminum Corporation of China.

      Minerals Technologies Inc. is a resource- and technology-based company that develops, produces and markets worldwide a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services.

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For further information about Minerals Technologies Inc. look on the Internet at http://www.mineralstech.com
This press release contains some forward-looking statements. Actual results may differ materially from these expectations. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements in our 2005 Form 10-K and in our other reports filed with the Securities and Exchange Commission.